AMENDMENT, MODIFICATION AND CONSENT TO TRANSACTION DOCUMENTS AGREEMENT

      Agreement made this ____ day of August, 2005 ("Amendment") among Conspiracy Entertainment Holdings, Inc., a Utah corporation (the "Company"), and the signators hereto who are Lenders under certain Securities Purchase Agreements with the Company dated as of August 31, 2004 ("First Closing Date") and January 31 2005 ("Second Closing Date") (each a "Lender" and collectively "Lenders").

      For good and valuable mutual consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. All capitalized terms herein shall have the meanings ascribed to them in the Securities Purchase Agreements and related documents ("Transaction Documents").

      2. The Company and the Lenders hereby agree to deem the Transaction Documents amended to reflect the additional Purchase Price ("Additional Purchase Price") as set forth on Schedule A hereto. Purchase Price shall mean the aggregate of the Purchase Price in connection with the First Closing Date and Second Closing Date and the Additional Purchase Price.

      3. An additional Closing (the "Subsequent Closing") shall take place on or before August___, 2005 (the "Subsequent Closing Date") in connection with the Additional Purchase Price and the Notes to be issued in connection therewith (the "Notes") (a form of which has been approved by the Company and Lenders), upon satisfaction of all conditions to Closing set forth in this Amendment. The Notes to be delivered on the Subsequent Closing Date are included in the definition of "Securities" in the Transaction Documents.

      4. All the representations, warranties and undertakings made by the Company in the Transaction Documents as of the First Closing Date and Second Closing Date are hereby made by the Company as of the Subsequent Closing Date, as if such representations, warranties and undertakings were also made and given on the Subsequent Closing Date.

      5. All of the covenants and conditions set forth in the Transaction Documents are hereby adopted and renewed by the Company as of and for the Subsequent Closing Date.

      6. On or before the Subsequent Closing Date, the Company will deliver to the Lenders the Notes issued as of the Subsequent Closing Date in the amounts set forth on Schedule A hereto in connection with the Additional Purchase Price. Thereafter each Lender will deliver its Additional Purchase Price to the Company pursuant to wire instructions delivered by the Company to lenders. The Subsequent Closing Date will be the date the Lenders give instructions for the Additional Purchase Price to be transmitted to Company.

      7. The Conversion Price of the Debentures issued on or about the First Closing Date and Second Closing Date for each of the Lenders, Stonestreet Limited Partnership, Whalehaven Fund Limited and Whalehaven Capital LP, is hereby amended to be the lesser of $0.05 or seventy percent (70%) of the average of the five lowest closing bid prices for the Company's Common Stock as reported by Bloomberg, L.P. for the thirty (30) trading days prior to a Conversion Date.

      8. The Maturity Date of the Notes to be issued on the Subsequent Closing Date will be February 1, 2006.

      9. In connection with the Additional Purchase Price, Palladium Capital Advisors, LLC, will receive $5,000 and 200,000 restricted Shares of Common Stock within five days after the next meeting of the Company's shareholders. The cash fee will be payable on the Subsequent Closing Date by the Company.


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

      10. The attorney for the Lenders will receive legal fees from the Company of $_____ which will be payable on the Subsequent Closing Date and held back by Lenders from the Additional Purchase Price.

      11. The parties hereto acknowledge and agree that the Security Interest Agreements executed by the Company and Lenders on or about the First Closing Date and Second Closing Date shall relate to the Additional Purchase Price as if such Additional Purchase Price had been paid and released to the Company on the First Closing Date. The obligations arising under the Transaction Documents entered into in connection with the Notes and the Additional Purchase Price are included as a component of the Obligations as defined in the Security Interest Agreements. The Lenders or their agent or a representative are authorized by the Company to file an additional filing or amendment to any and all UCC-1 or UCC-3 Financing Statements filed on behalf of the Lenders. Annexed hereto as Exhibit B is additional information deemed and made a part of Exhibit B to the Security Interest Agreements.

      12. As further security for the portion of the Obligations relating to the Note, the Company agrees to irrevocably instruct all of the payors identified on Schedule B hereto to deliver and make all payments payable to the Company by such payors by wire transfer to Alpha Capital Aktiengesellschaft ("Disbursing Agent") at 160 Central Park South, Suite 2701, New York, New York 10019 to :

Bank of Nova Scotia
Yonge and Bloor Branch
19 Bloor Street West
Transit: 91132
Toronto, Ontario, Canada M4W 1A3

Account Name: Alpha Capital 2
Account No.: 476960040614
Swift Code: NOSCCATT

            The Disbursing Agent will immediately upon the clearance and availability of such funds disburse 65% of all such funds to each Lender in the proportion that each such Lender's Note bears to aggregate Notes of $223,600 ("Proportionate Share") and the balance will be wired to the Company less wire fees, as follows:

BANK OF AMERICA
Century City Main
2049 Century Park East
Los Angeles, CA  90067

ABA:          122000661
SWIFT:        BOFAUS 6S

Account Name: Conspiracy Entertainment
Acct. Number: 07472-06906

Upon receipt of wire, Disbursing Agent will notify Conspiracy of the amount and source. Conspiracy will then submit a request to Disbursing Agent for 35% . If Conspiracy requires more than 35%, Conspiracy will provide a request and explanation in writing, which increase will be subject to Lenders' unanimous reasonable approval.Portions of disbursements to Lenders that derive from each Lender's Proportionate Share of Borrower's Profits (as defined in the Note) will be allocated to Lender's Proportionate Share of Borrower's Profits and the balance to repayment of interest accrued on this Note, if any, and then to reduction of principal of the Note. The Company will notify the Disbursing Agent not later than three days after a disbursement to the Company as to the amount of the payment received by the Disbursing Agent which represents Borrower's Profits and the amount which represents repayment of principal ("Profit Notice"). The Profit Notice must contain calculations supporting the Company's allocations. In the event the Disbursing Agent does not timely receive a Profit Notice, the entire amount delivered to Lenders will be allocated to Lenders Proportionate Share of Borrower's Profits and none to amounts due under the Note.


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

      13. The company will instruct every payor of an obligation to the Company including the payors identified on Exhibit C hereto, outstanding on the date hereof and arising after the date of this Amendment to pay any such obligation to the Disbursing Agent to be disbursed in accordance with the terms of this Amendment. A copy of each such instruction letter will be delivered to Grushko & Mittman, P.C., attn: Edward M. Grushko, Esq., to telecopier: (212) 697-3575 not later than three (3) business days after the obligation is incurred.

      14. The Company will provide an accounting on the 3rd and 18th day of each month (or the first business day thereafter if such 3rd or 18th day is not a business day) detailing all orders or any other matter which would generate a payment of money to the Company and a copy of the instruction to such new payor (countersigned by the new payor) to pay such obligation to the Disbursing Agent.

      15. The Payments to the Disbursing Agent will continue until the Lender's have received all sums due under the Note and their aggregate Proportionate Shares of Borrower's Profits.

      16. Any payment received by the Company from any source after the date of this Amendment will be immediately delivered by the company to the Disbursing Agent to be disbursed according to the terms of this Amendment. All such sums will be deemed received and held in trust by the Company on behalf of the Lenders.

      17. The Additional Purchase Price will be used by the Company exclusively as follows: $125,000 for further commercialization of the Puzzle Game Venture (as defined in the Note) and up to no more than $40,000 per month for operations.

      18. Any failure by the Company to comply with any term of this Amendment shall be an Event of Default under the Transaction Documents and Notes and a material breach of the Company's obligations.

      19. The undersigned consent to the amendment of all Schedules, Exhibits and documents including but not limited to the Security Interest Agreements to include the Additional Purchase Price.

      20. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

      21. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

      22. The parties hereto agree to expeditiously proceed with the Subsequent Closing.

      23. Except as amended hereby all other terms of the Transaction Documents shall remain in full force and effect including but not limited to those terms governing venue, jurisdiction and governing law.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]


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

      IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

"COMPANY"
CONSPIRACY ENTERTAINMENT
HOLDINGS, INC.,
a Utah corporation


By:
    --------------------------------

Its:
     -------------------------------

                                   "LENDERS":




--------------------------------               ---------------------------------
ALPHA CAPITAL AKTIENGSELLESCHAFT               WHALEHAVEN CAPITAL FUND, LTD



                                   "APPROVED"


--------------------------------               ---------------------------------
STONESTREET LIMITED PARTNERSHIP                WHALEHAVEN FUND LIMITED


--------------------------------               ---------------------------------
WHALEHAVEN CAPITAL LP



Acknowledged and Agreed:

ALPHA CAPITAL AKTIENGESELLSCHAFT



--------------------------------
Disbursing Agent

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

                             SCHEDULE A TO AMENDMENT



--------------------------------------------------------------------------------
SUBSCRIBER                                       ADDITIONAL PURCHASE
                                                 PRICE
--------------------------------------------------------------------------------
ALPHA CAPITAL AKTIENGSELLESCHAFT                 $111,800.00
Pradafant 7,
Furstentums 9490
Vaduz, Liechtenstein
Fax: 011-42-32323196
--------------------------------------------------------------------------------
WHALEHAVEN CAPITAL FUND LIMITED                  $111,800.00
3rd Floor, 14 Par-La-Ville Road
Hamilton HM08, Bermuda
Fax: 441 292-1373
--------------------------------------------------------------------------------
TOTAL                                            $223,600.00
--------------------------------------------------------------------------------


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

                                    Exhibit C

              This Exhibit is intended to update Exhibit B to the
                         Security Interest Agreements.

                   [Describe all receivables included in the
                  Security Interest Agreements as Collateral.]

                   ADDITIONAL INFORMATION RE COLLATERAL, ETC.


1. Bravado International Merchandising Services, Inc. Three (3) payments of $125,000 each, the first payment due now shall be paid to the law firm of Russ, August and Kabat after which legal fees shall be deducted from the payment with the balance wired to the Disbursing Agent.

2. SVG Distribution, Inc. Payments shall consist of profits from re-orders of previously released products. Receivables to date include $10,008 for Seek and Destroy (PS2), $3,780 for American Tail (GBA), and $3,780 Land Before Time (GBA). Products were ordered late July 2005 and payment estimated to be received in September 2005.


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